#

EXHIBIT 4.1

MANAGEMENT AGREEMENT

THIS AGREEMENT dated effective the 1st day of December, 2002

BETWEEN:

RADIUS EXPLORATIONS LTD., a British Columbia corporation having its registered and records office at Suite 830 – 355 Burrard Street, Vancouver, British Columbia, V6C 2G8

(“Radius”)

AND:

MILL STREET SERVICES LTD., a British Columbia Corporation having its office at Suite 830 – 355 Burrard Street, Vancouver, British Columbia, V6C 2G8

(“Mill Street”)

WITNESSES that in consideration of the promises, covenants, agreements and payments herein contained, the parties hereto agree as follows:

RETAINER

1.

Radius hereby retains and engages Mill Street to provide managerial and administrative services to Radius and Mill Street agrees to provide such services, upon the terms and subject to the conditions contained herein.

TERM

2.

The term of this Agreement (the “Term”) shall be a period of four years from December 1, 2002 to November 30, 2006, subject to earlier termination in accordance with paragraphs 7 or 8 of this Agreement.

DUTIES

1.

During the term of this Agreement Mill Street will devote the necessary working time and expertise, skills, labour and attention to the management of Radius and the discharge of Mill Street’s duties hereunder.  In particular, Mill Street will:

2.

(a)

establish and implement the strategic direction for Radius;

(b)

establish appropriate organizational structures, policies, plans and controls for Radius and its subsidiaries;

(c)

have responsibility for the administrative affairs of Radius; and

(d)

perform such other duties related to the ongoing operations of Radius as the Board of Directors of Radius (the “Board”) may require and assign from time to time.

MANAGEMENT FEE

4.

Unless otherwise agreed by the parties, Radius shall pay to Mill Street a management fee of $8,000.00 per month (the “Monthly Fee”).  The Monthly Fee shall be paid monthly on the first business day of each month during the Term.

EXPENSES

5.

In addition to all other amounts agreed to be paid to Mill Street hereunder, Radius shall reimburse Mill Street for all reasonable expenses incurred by Mill Street in the course of performing the duties hereunder, provided that such expenses are supported by proper statements or vouchers supplied to Radius.

INDEPENDENT CONTRACTOR

6.

Mill Street is acting as an independent contractor in connection with the performance of the services under this Agreement and is not, and is not to be construed as, an employee of Radius.  Mill Street will not be entitled to any benefits available to any employee of Radius and Radius will not be responsible for withholding any income taxes or other amounts from any sums paid to Mill Street hereunder.

TERMINATION

7.

Radius may terminate Mill Street’s services hereunder in the following circumstances:

(a)

at any time during the Term for just cause by giving written notice to Mill Street of its intention to terminate this Agreement on the date specified in the notice;

(b)

in the event of the death of Simon Ridgway, immediately and without any notice;

(c)

at any time during the Term:

(i)

upon Radius providing Mill Street with 12 months’ notice in writing of its intent to terminate;  or

(ii)

upon payment (in lieu of notice) by Radius to Mill Street of an amount equal to the Monthly Fee then in effect multiplied by 12.

8.

Mill Street may terminate its services hereunder at any time during the Term upon 60 days’ notice in writing to Radius.

CONFIDENTIAL INFORMATION

9.

For the purposes of this Agreement, the term “Confidential Information and Materials” includes all information and material presently belonging to, used by, or in the possession of Radius, relating to mineral resource properties in which it has a direct or indirect interest and all information and material which in the future, will belong to, be used by or come into the possession of Radius relating to mineral resource properties, other than such information as is already generally known to the mining industry at large.

10.

Mill Street acknowledges that all of the Confidential Information and Materials are, and will continue to be, the exclusive property of Radius, whether or not prepared in whole or in part by Mill Street and whether or not disclosed or entrusted to the custody of Mill Street.

11.

Mill Street will not disclose, and will not permit or suffer any of its directors, officers or employees to disclose, any Confidential Information and Materials of Radius, in whole or in part, to any person or other entity, for any reason or purpose whatsoever, unless first authorized to do so by Radius.   Mill Street will not use, and will not permit or suffer any of its directors, officers or employees to use, the Confidential Information and Materials of Radius for its or their own purpose or for the benefit of any other person or entity except Radius, whether such use consists of duplication, removal, oral use or disclosure, the transfer of any Confidential Information and Materials in any manner, or any other unauthorized use, unless Radius shall have given its prior consent to such use.

12.

Upon termination of this Agreement, for whatever reason, Mill Street will immediately surrender, and will cause any of its directors, officers and employees immediately to surrender to Radius all of Radius’s property and other things of value in its or their possession or in the possession of any person or other entity under its or their control which relates directly or indirectly to any Confidential Information and Materials or to the business or operations of Radius.

13.

The provisions of paragraphs 9 through 12 will be binding upon Mill Street for a period of 12 months after the termination of this Agreement.

RADIUS'S REMEDY FOR BREACH AND RIGHT TO INJUNCTION

14.

Mill Street acknowledges that damages in the event of breach of paragraphs 9 through 12 of this Agreement would be difficult, if not impossible, to ascertain, and therefore agrees that Radius, in addition to and without limiting any other right or remedy it may have on account of such breach or threatened breach, will have the right to an injunction or other available equitable relief in any court of competent jurisdiction, enjoining any such threatened or actual breach.  The existence of this right to an injunction or other available equitable relief will not preclude Radius from pursuing any other rights and remedies at law or in equity that it may have, including recovery of damages.

NOTICE

15.

All notices or payments required or permitted to be given hereunder shall be in writing and shall be delivered personally at the addresses set forth on page 1 hereof or at such other addresses as may from time to time be notified in writing by the parties hereto.  Any notice delivered shall be deemed to have been given and received at the time of delivery.

NO ASSIGNMENT

16.

Neither party may assign or delegate any of its rights or obligations under this Agreement except as expressly set forth herein.

MISCELLANEOUS

17.

This Agreement is subject to acceptance for filing by the applicable regulatory authorities having jurisdiction over Radius.

1.

This Agreement shall be governed by and construed in accordance with the laws of British Columbia and the parties irrevocably attorn to the jurisdiction of the Courts of British Columbia.

19.

The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous communication, representations and agreements, whether verbal or written, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

RADIUS EXPLORATIONS LTD.

Per:

Authorized Signatory

MILL STREET SERVICES LTD.

Per:

Authorized Signatory